Exhibit 4.24

WHEN RECORDED OR FILED,	THIS DOCUMENT PREPARED
RETURN TO:	BY:

Thompson & Knight L.L.P.	Robert C. Shearer
333 Clay Street, Suite 3300	Thompson & Knight L.L.P.
Houston, Texas 77002	333 Clay Street, Suite 3300
Attention: Robert C. Shearer	Houston, Texas 77002
Telephone: (713) 951-5896	Telephone: (713) 951-5896
MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT,
FIXTURE FILING AND FINANCING STATEMENT
FROM
BLUESTEM PIPELINE, LLC
TO
ROYAL BANK OF CANADA, ADMINISTRATIVE AND COLLATERAL AGENT
Dated January 31, 2007
A CARBON, PHOTOGRAPHIC, FACSIMILE, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS PROCEEDS OF COLLATERAL. THIS INSTRUMENT SECURES AN OBLIGATION THAT MAY INCREASE OR DECREASE FROM TIME TO TIME. THIS INSTRUMENT, WHICH COVERS GOODS WHICH ARE OR ARE TO BECOME FIXTURES RELATED TO THE REAL PROPERTY DESCRIBED HEREIN, IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE OR COMPARABLE RECORDS OF THE COUNTIES REFERENCED IN EXHIBITS A, B, C AND D HERETO AND SUCH FILING WHERE ALLOWED BY APPLICABLE LAW SHALL SERVE, AMONG OTHER PURPOSES, AS A FIXTURE FILING. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN SECTION 1.1 OF THIS INSTRUMENT. A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE (AS HEREINAFTER DEFINED). IN CERTAIN JURISDICTIONS WHERE THIS INSTRUMENT MAY BE FILED, A POWER OF SALE MAY ALLOW AGENT (AS HEREINAFTER DEFINED) TO TAKE THE MORTGAGED PROPERTIES (AS HEREINAFTER DEFINED) AND SELL THEM (OR TO CAUSE THE MORTGAGED PROPERTIES TO BE SOLD) WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR (AS SUCH TERMS DEFAULT AND MORTGAGOR ARE HEREINAFTER DEFINED) UNDER THIS MORTGAGE.

THIS INSTRUMENT MAY CONSTITUTE THE GRANTING OF A SECURITY INTEREST BY A TRANSMITTING UTILITY WITHIN THE MEANING OF TITLE 12A, §1-9-102(80) AND §1-9-501(b) OF THE OKLAHOMA STATUTES.

MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT, FIXTURE FILING
AND FINANCING STATEMENT
(this “Mortgage”)
ARTICLE I.
GRANTING CLAUSES; SECURED INDEBTEDNESS
     Section 1.1. Grant of Mortgage. Bluestem Pipeline, LLC, a Delaware limited liability company (herein called “Mortgagor”), for and in consideration of the sum of Ten Dollars ($10.00) to Mortgagor, in hand paid, and in order to secure the payment of the secured indebtedness hereinafter referred to and the performance of the obligations, covenants, agreements, warranties, and undertakings of Mortgagor hereinafter described, does hereby MORTGAGE AND WARRANT to Royal Bank of Canada, as administrative agent and collateral agent (subject to Section 5.28 hereof, hereinafter referred to as the “Agent”), for the benefit of the Lenders (as hereinafter defined), and grants to Agent a POWER OF SALE (pursuant to this Mortgage and as allowed by applicable law) with respect to the following (the “Mortgaged Properties”):
     A. Those certain tracts of land (the “Fee Lands”), and other interests in land described in Exhibit A and/or in Exhibit B, attached hereto and made a part hereof (such Fee Lands and the lands covered by the other interests in lands being herein collectively called the “Plant Sites”), together with all plants, batteries, injector stations, truck stations, warehouses, offices, pumps, pump stations, pipelines, heaters, compressors, equipment and other fixtures, personal property and improvements (whether now owned or hereafter acquired by operation of law or otherwise) located on or under the Plant Sites (collectively the “Plant Facilities”) or used, held for use in connection with, or in any way related to the Pipeline Systems (as hereinafter defined), the plants, equipment, compressors, fixtures, personal/movable property and improvements described or depicted in Exhibit C hereto (the Plant Sites and the Plant Facilities are herein sometimes collectively called the “Plants”);
     B. The rights, interests and estates created under those certain servitudes, easements, rights of way, privileges, franchises, prescriptions, licenses, leases, permits, deeds, assignments and/or other rights described in Exhibit B, attached hereto and made a part hereof, and all of Mortgagor’s right, title and interest (whether now owned or hereafter acquired by operation of law or otherwise) in any servitudes, easements, rights of way, privileges, franchises, prescriptions, licenses, leases, permits and/or other rights in and to any land, in any county and section shown on Exhibit B even though they may be incorrectly described in or omitted therefrom, together with any amendments, renewals, extensions, supplements, modifications or other agreements related to the foregoing, and further together with any other servitudes, easements, rights of way, privileges, prescriptions, franchises, licenses, permits, deeds, assignments and/or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise) used, held for use in connection with, or in any way related to the Pipeline Systems (as hereinafter defined), the Plants, and/or pipelines transporting natural gas, natural gas liquids, and/or other hydrocarbons to, from or between Pipeline Systems and/or the Plants (the rights, interests and estates described in this item B are herein collectively called the “Servitudes”);
     C. All other right, title and interest of Mortgagor of whatever kind or character (whether now owned or hereafter acquired by operation of law or otherwise) in and to (i) the Plants, the Fee Lands, and/or the Servitudes, and (ii) the lands described or referred to in Exhibit A and/or Exhibit B (or described in any of the instruments described or referred to in Exhibit A and/or Exhibit B);
     D. Without limitation of the foregoing, those certain transportation, gathering and transmission systems described and/or depicted on Exhibit C, attached hereto and made a part hereof, and all pipes, valves, gauges, meters and other measuring equipment, regulators, heaters, extractors, tubing, pipelines, fuel lines, facilities, improvements, fittings, materials and other improvements, fixtures, equipment, inventory, goods, and/or personal/movable property (whether now owned or hereafter acquired by operation of law or otherwise, and including, without limitation, those more particularly described in Exhibit C hereto) located on or under the Servitudes, and/or in or on or otherwise related to the transportation, gathering and transmission systems described and/or depicted on Exhibit C (the properties, rights and interests described in this item D are herein collectively called the “Pipeline Systems”);
     E. All of Mortgagor’s right, title and interest (whether now owned or hereafter acquired by operation of law or otherwise) in and to all improvements, fixtures, and other real/immovable and/or personal/movable property (including, without limitation, all equipment, inventory, goods, tanks, pipelines, flow lines, gathering lines, compressors, dehydration units, separators, meters, metering stations, buildings, fittings, pipe, pipe connector, valves, regulators, drips, storage facilities, absorbers, heaters, dehydrators, and power and telephone lines) located on or under, or which in any way relate to, the Plants, the Servitudes and/or the Pipeline Systems excluding however all water lines and water pipes not owned by Mortgagor located on or under, or which in any way relate to, the Plants, the Servitudes and/or the Pipeline Systems;
     F. All of Mortgagor’s right, title and interest, whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise, in and to:
     (i) all purchase, sale, gathering, processing, transportation, storage and other contracts or agreements covering or otherwise relating to the ownership or operation of the Plants, the Servitudes and/or the Pipeline Systems, and/or to the purchase, sale or transportation of natural gas, natural gas liquids, and/or other hydrocarbons, or to the separation, treatment, stabilization and/or processing of the same;
     (ii) all of Mortgagor’s rights under or arising out of any agreement under which any of the Property, as hereinafter defined, was acquired, including without limitation any and all representations, warranties, or covenants and any and all rights of indemnity or to rebate of the purchase price; all equipment leases, maintenance agreements, electrical supply contracts, option agreements, and other contracts and/or agreements, whether now existing or hereafter entered into, which cover, affect, or otherwise relate to the Plants, the Servitudes and/or the Pipeline Systems, and/or any of the other Mortgaged Properties described above, or to the purchase, sale, transportation, gathering, separation, treatment, stabilization, dehydration, processing, delivery and/or redelivery of natural gas, natural gas liquids, and/or other hydrocarbons transported, gathered, separated, treated, stabilized, dehydrated, processed, delivered and/or redelivered by or in the Plants and/or the Pipeline Systems;
     (the contractual rights, contracts and other agreements described in this item F are herein sometimes collectively called the “Contracts”); and
     G. All rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties.
     This Mortgage is upon the statutory mortgage condition for the breach of which this Mortgage is subject to foreclosure as provided by law.
     TO HAVE AND TO HOLD the Mortgaged Properties unto Agent, and Agent’s representatives, successors and assigns (such assigns as permitted by the Credit Agreement, as hereinafter defined), for the benefit of the Lenders and upon the terms, provisions and conditions herein set forth. All references herein to the Agent are to such Agent and its successors in its capacity as administrative agent and collateral agent and not to any of the other agents specified in the Credit Agreement.
     Section 1.2. Grant of Security Interest. In order to further secure the payment of the secured indebtedness hereinafter referred to and the performance of the obligations, covenants, agreements, warranties and undertakings of Mortgagor hereinafter described, Mortgagor hereby grants to Agent for the benefit of the Lenders (as defined in Section 1.3 below) a security interest in the entire interest of Mortgagor (whether now owned or hereafter acquired by operation of law or otherwise) in and to all of the following:
     (a) to the extent a security interest may be created therein, the Mortgaged Properties;
     (b) all payments received in lieu of performance which are related to the Mortgaged Properties (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on or before or after the date hereof) including, without limitation, firm or prepaid transportation payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to firm transportation or similar obligations or other obligations under a contract, and payments received in buyout or buydown or other settlement of a contract) and/or imbalances in deliveries (the payments described in this subsection (b) being herein called “Payments in Lieu”);

     (c) all equipment, inventory, improvements, fixtures, accessions, goods (including oil, gas or other hydrocarbons owned by Mortgagor) and other personal property or movable property of whatever nature now or hereafter used or held for use in connection with the operation of the Mortgaged Properties or the treating, handling, separation, stabilization, storing, processing, heating, transporting, gathering or marketing of crude oil, natural gas or other liquid or gaseous products (which crude oil, natural gas and other liquid or gaseous products are hereinafter called “Products”) and all licenses and permits of whatever nature now or hereafter used or held for use in connection with the Mortgaged Properties or in connection with the operation thereof or the treating, handling, separation, stabilization, storing, processing, heating, transporting, gathering or marketing of Products, and all renewals or replacements of the foregoing or substitutions for the foregoing;
     (d) all accounts, receivables, contract rights, choses in action (i.e., rights to enforce contracts or to bring claims thereunder), commercial tort claims, deposit accounts and general intangibles of whatever nature related to the Mortgaged Properties, the operation thereof, or the treating, handling, separation, stabilization, storing, processing, transporting, gathering or marketing of Products and including, without limitation, any of the same relating to payment of proceeds thereof or to payment of amounts which could constitute Payments in Lieu;
     (e) all rights and interests of Mortgagor under any present or future hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions, or any option with respect to any such agreement or transaction now existing or hereafter entered into by or on behalf of Mortgagor;
     (f) all engineering, accounting, title, legal, and other technical or business data concerning the Mortgaged Properties, the treating, handling, separation, stabilization, storing, processing, transporting, gathering or marketing of Products or any other item of Property (as hereinafter defined) which are now or hereafter in the possession of Mortgagor or in which Mortgagor can otherwise grant a security interest, and all books, files, records, magnetic media, software and other forms of recording or obtaining access to such data;
     (g) all money, documents, instruments, chattel paper (including, without limitation, electronic chattel paper and tangible chattel paper), rights to payment evidenced by chattel paper, certificated securities, uncertificated securities, investment property, commercial tort claims, deposit accounts, accounts, goods, inventory, equipment, contract rights, payable intangibles, general intangibles, rights to proceeds of written letters of credit, letter-of-credit rights, supporting obligations and rights to payment of money (all of the properties, rights and interests described in subsections (a), (b), (c), (d), (e) and (f) above and this subsection (g) being herein sometimes collectively called the “Collateral”; and
     (h) all proceeds of the Collateral, whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, payment intangibles, general intangibles, fixtures, real/immovable property, personal/movable property or other assets (the Mortgaged Properties, the Collateral and the proceeds of the Collateral being herein sometimes collectively called the “Property”).
Except as otherwise expressly provided in this Mortgage, all terms in this Mortgage relating to the Collateral and the grant of the foregoing security interest which are defined in the applicable Uniform Commercial Code (the “UCC”) shall have the meanings assigned to them in Article 9 (or, absent definition in Article 9, in any other Article) of the UCC, as those meanings may be amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Mortgage, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Mortgage, such amendment or holding shall be disregarded in defining terms used in this Mortgage. With respect to the security interest granted herein, Mortgagor is the debtor, Agent (for the benefit of the Lenders) is the secured party, and their respective addresses are set forth at the end of this Mortgage. If the grant, pledge, or collateral transfer or assignment of any specific item of the Mortgaged Property or Collateral is expressly prohibited by any contract, license, law or regulation, then the Mortgage and/or security interest created hereby nonetheless remains effective to the extent allowed by the UCC or other applicable Law, but is otherwise limited by that prohibition.
     Section 1.3. Loan Documents, Other Obligations. This Mortgage is made by Mortgagor to secure and enforce the payment and performance of the Obligations as defined in that certain Credit Agreement of even date herewith, between Mortgagor and Royal Bank of Canada, individually and as administrative agent and collateral agent for the benefit of the lenders now or hereafter party thereto and for any affiliate of a lender who enters into any present or future hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions with or on behalf of Mortgagor (hereinafter collectively called the “Lenders”), together with all supplements thereto, all amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part (such Credit Agreement as the same may from time to time be supplemented, amended or modified, and all other agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, being herein called the “Credit Agreement”).
     Section 1.4. Secured Indebtedness. The indebtedness referred to in Section 1.3, and all renewals, extensions and modifications thereof, and all substitutions therefor, in whole or in part, are herein sometimes referred to as the “secured indebtedness” or the “indebtedness secured hereby”.

ARTICLE II.
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 2.1. Representations, Warranties and Covenants. Mortgagor represents and warrants, and covenants, as applicable, as follows:
     (a) Title and Permitted Encumbrances. Mortgagor has, and Mortgagor covenants to maintain, good and defensible title to the Property, free and clear of all liens, security interests, and encumbrances except for Permitted Liens (as defined in the Credit Agreement).
Mortgagor will warrant and defend title to the Property, subject as aforesaid, against the claims and demands of all persons claiming or to claim the same or any part thereof. Except to the extent permitted in the Credit Agreement, Mortgagor further binds and obligates itself not to sell, mortgage, or encumber any of the Property to the prejudice of this act. Upon request by Agent, Mortgagor will, subject to the Credit Agreement, deliver to Agent schedules of all internal and third party information identifying the Mortgaged Properties (such as, for example, internal identification names and numbers used by Mortgagor in accounting for revenues, costs, and joint interest transactions attributable to the Mortgaged Properties).
     (b) Location of Personal or Movable Property. Except as provided for in Section 2.1(c) of this Mortgage or in the Credit Agreement, the equipment, inventory, improvements, fixtures, goods and other tangible personal/movable property forming a part of the Property and used or useful thereto in the conduct of its business is, and will remain located on the Mortgaged Properties, except for that portion thereof which is or shall be located elsewhere (including that usually located on the Mortgaged Properties but temporarily located elsewhere) in the course of the normal operation of the Property.
     (c) Sale or Disposal. Mortgagor will not, without the prior written consent of Agent, sell, exchange, lease, transfer, or otherwise dispose of, or cease to operate (or be operator of) or abandon, any part of, or interest in, the Property other than as provided in the Credit Agreement.
     (d) Defense of Mortgage. If the validity or priority of this Mortgage or of any rights, titles, liens or security interests created or evidenced hereby with respect to the Property or any part thereof or the title of Mortgagor to the Property shall be endangered or questioned or shall be attacked directly or indirectly or if any legal proceedings are instituted against Mortgagor with respect thereto, and an officer of Mortgagor has knowledge thereof, Mortgagor will give prompt written notice thereof to Agent and, at Mortgagor’s own cost and expense and at the request of Agent, will diligently endeavor to cure any defect that may be developed or claimed, and will take all necessary and proper steps for the defense of such legal proceedings including, but not limited to, the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims, and if Agent (whether or not named as a party to legal proceedings with respect thereto), in good faith believes that Mortgagor is not diligently pursuing its obligations as required by the preceding clause and that it must intervene to pursue such defense, then it is hereby authorized and empowered to take such additional steps as in its judgment may be necessary or proper for the defense of any such legal proceedings or such protection of the validity or priority of this Mortgage and the rights, titles, liens and security interests created or evidenced hereby including, but not limited to, the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Property, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Agent and shall bear interest on the unpaid portion thereof from the date expended until paid at the Default Rate (as such term is defined in the Credit Agreement), and the party incurring such expenses shall be subrogated to all rights of the person receiving such payment. Agent shall give notice to the Mortgagor of any such additional steps, but in no case shall Agent be required to notify Mortgagor prior to taking such steps, nor shall Agent ever be required to obtain consent or permission from Mortgagor to take such steps.
     (e) Fees and Expenses; Indemnity. Mortgagor will reimburse Agent and each Lender (for purposes of this paragraph, the terms “Agent,” and “Lender” shall include the directors, officers, employees, counsel, agents and attorneys-in-fact of Agent and each Lender, respectively, and any persons or entities owned or controlled by or affiliated with Agent or any Lender, respectively) for all expenditures, including reasonable attorneys’ fees and expenses as and to the extent provided in Section 10.04 of the Credit Agreement and to indemnify and hold harmless such parties as and to the extent provided in Section 10.05 of the Credit Agreement.
     (f) Insurance. Mortgagor will carry insurance as provided in the Credit Agreement. In the event of any loss under any insurance policies so carried by Mortgagor, Agent shall, after it has determined in its sole judgment that Mortgagor has failed to commence or diligently pursue efforts to collect the same, have the right (but not the obligation) to make proof of loss and collect the same, and all amounts so received shall be applied toward costs, charges and expenses (including reasonable attorneys’ fees), if any, incurred in the collection thereof, then to the order of Mortgagor for use for repairs and replacement of any loss, unless a default is then continuing and in which case, then shall be applied to matured secured indebtedness as prescribed by the Credit Agreement, and any excess proceeds shall be paid to the order of Mortgagor for use for repairs and replacement of any loss. In the preceding instances and during the continuance of a default, Agent is hereby authorized but not obligated to enforce in its name or in the name of Mortgagor payment of any or all of said policies or settle or compromise any claim in respect thereof, and to collect and make receipts for the proceeds thereof and, in and during such events, Agent is hereby appointed Mortgagor’s agent and attorney-in-fact to endorse any check or draft payable to Mortgagor in order to collect the proceeds of insurance. In the event of foreclosure of this Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the secured indebtedness, all right, title and interest of Mortgagor in and to such policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or other transferee in the event of such other transfer of title. Mortgagor acknowledges and agrees that it has been informed by Agent that, although Mortgagor is required to purchase insurance for the Property, Mortgagor may purchase that insurance from the insurance company or agent of its choice, and cannot be required by Agent, as a condition of any transaction, to purchase or renew any policy of insurance covering the Property through any particular insurance company, agent, solicitor, or broker.
     (g) Further Assurances. Mortgagor will, on request of Agent: (i) promptly correct any defect, error or omission which may be discovered in the contents of this Mortgage, or in any other Loan Document to which Mortgagor is a party, or in the execution or acknowledgment of this Mortgage or any other Loan Document to which Mortgagor is a party; (ii) execute, acknowledge, deliver and record and/or file such further instruments (including, without limitation, further deeds of trust, mortgages, security agreements, financing statements, continuation statements, and assignments of production and/or rents, accounts, funds, contract rights, general intangibles, and proceeds) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Mortgage and the other Loan Documents to which Mortgagor is a party and to more fully identify and subject to the liens and security interests hereof any property intended to be covered hereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the Property; and (iii) execute, acknowledge, deliver, and file and/or record any document or instrument (including specifically any financing statement) desired by Agent to protect the lien or the security interest hereunder against the rights or interests of third persons. Mortgagor shall pay all costs in connection with the foregoing.
     (h) Name and Place of Business and Formation. Except as disclosed in the Credit Agreement, Mortgagor has not, during the preceding five years, been known by or used any other corporate or partnership, trade or fictitious name. Mortgagor will not cause or permit any change to be made in its name, identity, state of formation or corporate, limited liability company or partnership structure, or its federal employer identification number unless Mortgagor shall have notified Agent of such change no later than thirty (30) days prior to the effective date of such change, and thereafter shall promptly take all action required by Agent for the purpose of further perfecting or protecting the liens and security interests in the Property created hereby. Mortgagor’s exact name is the name set forth in this Mortgage. Mortgagor’s location is as follows: Mortgagor is a registered organization which is organized under the laws of one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company). Mortgagor is located (as determined pursuant to the UCC) in the state under the laws in which it was organized, which is Delaware. Mortgagor’s principal place of business and chief executive office, and the place where Mortgagor keeps its books and records concerning the Property has for the preceding four months, been, and continues to be (unless Mortgagor notifies Agent of any change as hereinabove provided in writing at least thirty (30) days prior to the date of such change) the address set forth opposite the signature of Mortgagor to this Mortgage.

     (i) Not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, (hereinafter called the “Code”), Sections 1445 and 7701 (i.e. Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).
     Section 2.2. Compliance by Operator. As to any part of the Properties which is operated by a party other than Mortgagor, Mortgagor agrees to take all such action and to exercise all rights and remedies as are available to Mortgagor (including, but not limited to, all rights under any operating agreement) which are reasonable and prudent (financially, operationally, or otherwise) to cause the party who is the operator of such Property to comply with the covenants and agreements contained herein. However, nothing contained herein shall be construed to permit Mortgagor to relinquish its position as Operator.
     Section 2.3. Performance on Mortgagor’s Behalf. Mortgagor agrees that, if Mortgagor fails to perform any act or to take any action which hereunder Mortgagor is required to perform or take, or to pay any money which hereunder Mortgagor is required to pay, Agent, in Mortgagor’s name or its own name, may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money after notice of such payment is given to Mortgagor, and any expenses so incurred by Agent, and any money so paid by Agent shall be a demand obligation owing by Mortgagor to Agent (which obligation Mortgagor hereby expressly promises to pay) and Agent, upon making such payment, shall be subrogated to all of the rights of the person, corporation or body politic receiving such payment. Each amount due and owing by Mortgagor to Agent and/or any Lender pursuant to this Mortgage shall bear interest on the unpaid amount thereof each day, from the date of such expenditure or payment until paid, at the Default Rate (as defined in the Credit Agreement); all such amounts, together with such interest thereon, shall be a part of the secured indebtedness and shall be secured by this Mortgage.
ARTICLE III.
ASSIGNMENT OF REVENUES, ACCOUNTS, AND PROCEEDS
     Section 3.1. Assignment. Mortgagor does hereby absolutely and unconditionally assign, transfer and set over to Agent all rents, issues, profits, revenue, income and other benefits derived from the Mortgaged Properties or arising from the operation thereof or from any of the Contracts (herein sometimes collectively called the “Revenues”), together with the immediate and continuing right to collect and receive such Revenues. Mortgagor directs and instructs any and all payors of Revenues to pay to Agent all of the Revenues until such time as such payors have been furnished with evidence that all secured indebtedness has been paid and that this Mortgage has been released. Mortgagor agrees that no such payors of such Revenues shall have any responsibility for the application of any funds paid to Agent. Notwithstanding the foregoing, Mortgagor shall be permitted to continue to receive all Revenues and Agent shall not request that such Revenues be paid to Agent unless and until a default shall have occurred and be continuing.
     Section 3.2. Effectuating Payment of Revenues to Agent. Independent of the foregoing provisions and authorities herein granted, Mortgagor agrees, if a default has occurred and is continuing, to execute and deliver any and all instruments that may be requested by Agent or that may be required by any payor of Revenues for the purpose of effectuating payment of the Revenues to Agent. If under any existing agreements any Revenues are required to be paid by the payor to Mortgagor so that under such existing agreements payment cannot be made of such Revenues to Agent, Mortgagor’s interest in all Revenues under such agreements and in all other Revenues which for any reason may be paid to Mortgagor shall, when received by Mortgagor, constitute trust funds in Mortgagor’s hands and, if a default has occurred and is continuing, shall, upon request be immediately paid over to Agent. Without limitation upon any of the foregoing, Mortgagor hereby constitutes and appoints Agent as Mortgagor’s special attorney-in-fact (with full power of substitution, either generally or for such periods or purposes as Agent may from time to time prescribe) in the name, place and stead of Mortgagor to do any and every act and exercise any and every power that Mortgagor might or could do or exercise personally with respect to all Revenues (the same having been assigned by Mortgagor to Agent pursuant to Section 3.1 hereof), expressly inclusive, but not limited to, the right, power and authority to:
     (a) Execute and deliver in the name of Mortgagor any and all instruments of every nature that may be requested or required by any party for the purposes of effectuating payment of the Revenues to Agent or which Agent may otherwise deem necessary or appropriate to effect the intent and purposes of the assignment contained in Section 3.1; and
     (b) If under any agreements any Revenues are required to be paid by the payor to Mortgagor so that under such agreements payment cannot be made of such Revenues to Agent, to make, execute and enter into such agreements as are necessary to direct Revenues to be payable to Agent;
giving and granting unto said attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever necessary and requisite to be done as fully and to all intents and purposes, as Mortgagor might or could do if personally present; and Mortgagor shall be bound thereby as fully and effectively as if Mortgagor had personally executed, acknowledged and delivered any of the foregoing certificates or documents. The powers and authorities herein conferred upon Agent may be exercised by Agent through any person who, at the time of the execution of the particular instrument, is an officer of Agent. The power of attorney herein conferred is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the secured indebtedness, or any part thereof, shall remain unpaid. All persons dealing with Agent or any substitute shall be fully protected in treating the powers and authorities conferred by this paragraph as continuing in full force and effect until advised by Agent that all the secured indebtedness is fully and finally paid. Agent may, but shall not be obligated to, take such action as it deems appropriate in an effort to collect the Revenues and any reasonable expenses (including reasonable attorney’s fees) so incurred by Agent shall be a demand obligation of Mortgagor and shall be part of the secured indebtedness, and shall bear interest each day, from the date of such expenditure or payment until paid, at the Default Rate (as such term is defined in the Credit Agreement). Mortgagor agrees not to exercise the foregoing power of attorney unless a default has occurred and is continuing.
     Section 3.3. Application of Revenues. After a default hereunder has occurred and for so long as it continues, all Revenues from time to time paid to the Agent shall be applied by it toward the payment of all secured indebtedness (principal, interest, attorneys’ fees and other fees and expenses) at such times and in such manner and order as is provided in the Credit Agreement.
     Section 3.4. Release From Liability; Indemnification. Agent and its successors and assigns are hereby released and absolved from all liability for failure to enforce collection of the Revenues, and from all other responsibility in connection therewith, except the responsibility of each to account to Mortgagor for funds actually received by each. Mortgagor agrees to indemnify and hold harmless Agent (for purposes of this paragraph, the term “Agent” shall include the directors, officers, employees, counsel, agents and attorneys-in-fact of Agent and any persons or entities owned or controlled by or affiliated with Agent) from and against all claims, demands, liabilities, losses, damages (including without limitation consequential damages), causes of action, judgments, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) imposed upon, asserted against or incurred or paid by Agent by reason of the assertion that Agent received, either before or after payment in full of the secured indebtedness, Revenues claimed by third persons, and Agent shall have the right to defend against any such claims or actions, employing attorneys of its own selection, and if not furnished with indemnity satisfactory to it, Agent shall have the right to compromise and adjust any such claims, actions and judgments, and in addition to the rights to be indemnified as herein provided, all amounts paid by Agent in compromise, satisfaction or discharge of any such claim, action or judgment, and all court costs, attorneys’ fees and other expenses of every character expended by Agent pursuant to the provisions of this section shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Agent and shall bear interest, from the date expended until paid, at the Default Rate (as such term is defined in the Credit Agreement). The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of this Mortgage but will survive the Release Date, foreclosure of this Mortgage or conveyance in lieu of foreclosure, and the repayment of the secured indebtedness and the discharge and release of this Mortgage and the other documents evidencing and/or securing the secured indebtedness. WITHOUT LIMITATION, IT IS THE INTENTION OF MORTGAGOR AND MORTGAGOR AGREES THAT THE FOREGOING RELEASES AND INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES (INCLUDING WITHOUT LIMITATION CONSEQUENTIAL DAMAGES), CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such particular indemnified party.
     Section 3.5. Mortgagor’s Absolute Obligation to Pay and Perform Obligations. Nothing herein contained shall detract from or limit the obligations of Mortgagor to make prompt payment of and performance of secured indebtedness and other obligations at the time and in the manner provided in the Loan Documents, regardless of whether the

Revenues herein assigned are sufficient to pay same, and the rights under this Article III shall be cumulative of all other rights under the Loan Documents.
     Section 3.6. Change of Purchaser. To the extent applicable, and if a default has occurred hereunder and is continuing, should any person now or hereafter purchasing or taking production related to any Pipeline System fail to make payment promptly to Agent of the related production proceeds, Agent shall, subject to then existing contractual prohibitions, have the right to make, or to require Mortgagor to make, a change of purchaser, and the right to designate or approve the new purchaser, and Agent shall have no liability or responsibility in connection therewith so long as ordinary care is used in making such designation.
     Section 3.7. Rights Under Oklahoma Oil and Gas Owners’ Lien Act. Mortgagor hereby grants, sells, assigns and sets over unto Agent during the term hereof, all of Mortgagor’s rights and interests pursuant to the provisions of the Oil and Gas Owners’ Lien Act (OKLA. STAT. tit. 52, §§548.1-548.6 (the “Oklahoma Act”), hereby vesting in Agent all of Mortgagor’s rights as an interest owner to the continuing security interest in and lien upon the oil or gas severed or the proceeds of sale. Agent may, at its option, file the verified notice of lien in order to perfect such lien, but shall not be obligated to make such filing and shall not be held liable to Mortgagor for any act or omission pursuant to the Oklahoma Act.
ARTICLE IV.
REMEDIES UPON DEFAULT
     Section 4.1. Default. The term “default” as used in this Mortgage shall mean occurrence of an “Event of Default” as defined in the Credit Agreement.
     Section 4.2. Acceleration of Secured Indebtedness. As more fully described in the Credit Agreement, during the continuance of a default, Agent may at any time and may from time to time without notice to Mortgagor or any other person declare any or all of the secured indebtedness immediately due and payable and all such secured indebtedness shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, putting the mortgage in default, dishonor, notice of dishonor or any other notice or declaration of any kind, all of which are hereby expressly waived by Mortgagor, and the liens evidenced hereby shall be subject to foreclosure in any manner provided for herein or provided for by law as Agent may elect.
     Section 4.3. Pre-Foreclosure Remedies. During the continuance of a default, Agent is authorized, prior or subsequent to the institution of any foreclosure proceedings, and, to the extent allowed under applicable law, to enter upon the Property, or any part thereof, and to take possession of the Property and all books and records relating thereto, and to exercise without interference from Mortgagor any and all rights which Mortgagor has with respect to the management, possession, operation, protection or preservation of the Property. If necessary to obtain the possession provided for above, Agent may invoke any and all legal remedies to dispossess Mortgagor including, but not limited to, summary proceeding or restraining order. Mortgagor agrees to peacefully surrender possession of the Property upon default if requested. All costs, expenses and liabilities of every character incurred by Agent in managing, operating, maintaining, protecting or preserving the Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Agent and shall bear interest from date of expenditure until paid at the Default Rate (as such term is defined in the Credit Agreement), all of which shall constitute a portion of the secured indebtedness and shall be secured by this Mortgage and by any other instrument securing the secured indebtedness. In connection with any action taken by Agent pursuant to this Section 4.3, AGENT SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY MORTGAGOR RESULTING FROM ANY ACT OR OMISSION OF AGENT (INCLUDING AGENT’S OWN SIMPLE NEGLIGENCE) IN MANAGING THE PROPERTY UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF AGENT, nor shall Agent be obligated to perform or discharge any obligation, duty or liability of Mortgagor arising under any agreement forming a part of the Property or arising under any Permitted Lien or otherwise arising. Mortgagor hereby assents to, ratifies and confirms any and all actions of Agent with respect to the Property taken under this Section 4.3.
     Section 4.4. Foreclosure.
     (a) During the continuance of a default, this Mortgage may be foreclosed as to the Mortgaged Properties, or any part thereof, in any manner permitted by applicable law.
     (i) As to Mortgaged Properties located in the State of Oklahoma, Mortgagor hereby confers on Agent the power to sell the Mortgaged Properties in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act (OKLA. STAT. tit. 46, §§41-49), as the same may be amended from time to time. Mortgagor hereby represents and warrants that this Mortgage transaction does not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, that this Mortgage does not secure an extension of credit made primarily for agricultural purposes as defined in paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes, and that this Mortgage is not a mortgage on the Mortgagor’s homestead; and
A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW AGENT TO TAKE THE MORTGAGED PROPERTIES AND SELL THEM (OR TO CAUSE THE MORTGAGED PROPERTIES TO BE SOLD) WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS MORTGAGE, IF PERMITTED UNDER APPLICABLE LAW.
     (b) Mortgagor specifically requests that a copy of any notice of default and a copy of any notice of sale under this Mortgage be mailed to Mortgagor at the address for Mortgagor specified in this Mortgage.
     (c) During the continuance of a default, Agent may exercise its rights of enforcement with respect to the Collateral under the Uniform Commercial Code of the State of Oklahoma, as amended, or under the Uniform Commercial Code or any other statute in force in any state to the extent the same is applicable law. Cumulative of the foregoing and the other provisions of this Section 4.4:

     (i) to the extent permitted by law, Agent may enter upon the Mortgaged Properties or otherwise upon Mortgagor’s premises to take possession of, assemble and collect the Collateral or to render it unusable; and
     (ii) Agent may require Mortgagor to assemble the Collateral and make it available at a place Agent designates which is mutually convenient to allow Agent to take possession or dispose of the Collateral; and
     (iii) written notice mailed to Mortgagor as provided herein at least ten (10) Business Days (as such term is defined in the Credit Agreement, and as so defined, it is used in this Mortgage) prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made shall constitute reasonable notice; and
     (iv) in the event of a foreclosure of the liens and/or security interests evidenced hereby, the Collateral, or any part thereof, and the Mortgaged Properties, or any part thereof, may, at the option of Agent, be sold, as a whole or in parts, together or separately (including, without limitation, where a portion of the Mortgaged Properties is sold, the Collateral related thereto may be sold in connection therewith); and
     (v) the expenses of sale provided for in clause FIRST of Section 4.6 shall include the reasonable expenses of retaking the Collateral, or any part thereof, holding the same and preparing the same for sale or other disposition; and
     (vi) should, under this subsection, the Collateral be disposed of other than by sale, any proceeds of such disposition shall be treated under Section 4.6 as if the same were sales proceeds.
     (d) To the extent permitted by applicable law, the sale hereunder of less than the whole of the Property shall not exhaust the powers of sale herein granted or the right to judicial foreclosure, and successive sale or sales may be made until the whole of the Property shall be sold, and, if the proceeds of such sale of less than the whole of the Property shall be less than the aggregate of the indebtedness secured hereby and the expense of conducting such sale, this Mortgage and the liens and security interests hereof shall remain in full force and effect as to the unsold portion of the Property just as though no sale had been made; provided, however, that Mortgagor shall never have any right to require the sale of less than the whole of the Property. In the event any sale hereunder is not completed or is defective in the opinion of Agent, such sale shall not exhaust the powers of sale hereunder or the right to judicial foreclosure, and Agent shall have the right to cause a subsequent sale or sales to be made. Any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The Agent acting under power of sale may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by it (including, without limitation, the posting of notices and the conduct of sale), and such appointment need not be in writing or recorded. Any and all statements of fact or other recitals made in any deed or deeds, or other instruments of transfer, given in connection with a sale as to nonpayment of the secured indebtedness or as to the occurrence of any default, or as to all of the secured indebtedness having been declared to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to any other act or thing having been duly done, shall be taken as prima facie evidence of the truth of the facts so stated and recited. Notwithstanding any reference herein to the Credit Agreement or any other Loan Document, all persons dealing with the Mortgaged Properties shall be entitled to rely on any document, or certificate, of the Agent as to the occurrence of an event, such as a default, and shall not be charged with or forced to review any provision of any other document to determine the accuracy thereof. With respect to any sale held in foreclosure of the liens and/or security interests covered hereby, it shall not be necessary for the Agent, any public officer acting under execution or order of the court or any other party to have physically present or constructively in his/her or its possession, either at the time of or prior to such sale, the Property or any part thereof.
     Section 4.5. Receiver. In addition to all other remedies herein provided for, Mortgagor agrees that Agent shall, as a matter of right during the continuance of a default, be entitled to the appointment of a receiver or receivers for all or any part of the Property, whether such receivership be incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Property or the solvency of any person or persons liable for the payment of the indebtedness secured hereby, and Mortgagor does hereby consent to the appointment of such receiver or receivers, waives any and all defenses to such appointment, and agrees not to oppose any application therefor by Agent, and agrees that such appointment shall in no manner impair, prejudice or otherwise affect the rights of Agent under Article III hereof. Mortgagor expressly waives notice of a hearing for appointment of a receiver and the necessity for bond or an accounting by the receiver. Nothing herein is to be construed to deprive Agent or any Lender of any other right, remedy or privilege it may now or hereafter have under the law to have a receiver appointed. Any money advanced by Agent in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Agent and shall bear interest, from the date of making such advancement by Agent until paid, at the rate described in Section 2.3 hereof.
     Section 4.6. Proceeds of Foreclosure. The proceeds of any sale held in foreclosure of the liens and/or security interests evidenced hereby shall be applied, to the extent permitted by applicable law:
     FIRST, to the payment of all necessary costs and expenses incident to such foreclosure sale, including but not limited to all court costs and charges of every character in the event foreclosed by suit or any judicial proceeding;
     SECOND, to the payment of the secured indebtedness (including specifically without limitation the principal, interest and attorneys’ fees due and unpaid on the Obligations and the amounts due and unpaid and owed under this Mortgage) in such manner and order as the Agent shall deem advisable; and

     THIRD, the remainder, if any there shall be, shall be paid to Mortgagor, or to Mortgagor’s representatives, successors or assigns, or such other persons as may be entitled thereto by law.
     Section 4.7. Lender as Purchaser. Any party constituting a Lender shall have the right to become the purchaser at any sale held in foreclosure of the liens and/or security interests evidenced hereby, and any party constituting a Lender which is purchasing at any such sale shall have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the secured indebtedness owing to such party, or if such party holds less than all of such indebtedness, the pro rata part thereof owing to such party, accounting to all other parties constituting Lenders who are not joining in such bid in cash for the portion of such bid or bids apportionable to such non-bidding Lender or Lenders.
     Section 4.8. Foreclosure as to Matured Debt. Upon the occurrence and continuance of a default, Agent shall have the right to proceed with foreclosure of the liens and/or security interests evidenced hereby without declaring the entire secured indebtedness due, and in such event, any such foreclosure sale may be made subject to the unmatured part of the secured indebtedness and shall not in any manner affect the unmatured part of the secured indebtedness, but as to such unmatured part, this Mortgage shall remain in full force and effect just as though no sale had been made. The proceeds of such sale shall be applied as provided in Section 4.6 except that the amount paid under clause SECOND thereof shall be only the matured portion of the secured indebtedness and any proceeds of such sale in excess of those provided for in clauses FIRST and SECOND (modified as provided above) shall be applied as provided in clause THIRD of Section 4.6 hereof. Several sales may be made hereunder without exhausting the right of sale for any unmatured part of the secured indebtedness.
     Section 4.9. Remedies Cumulative. All remedies herein provided for are cumulative of each other and of all other remedies existing at law or in equity and are cumulative of any and all other remedies provided for in any other Loan Document, and, in addition to the remedies herein provided, there shall continue to be available all such other remedies as may now or hereafter exist at law or in equity for the collection of the secured indebtedness and the enforcement of the covenants herein and the foreclosure of the liens and/or security interests evidenced hereby, and the resort to any remedy provided for hereunder or under any such other Loan Document or provided for by law shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.
     Section 4.10. Discretion as to Security. Agent may resort to any security given by this Mortgage or to any other security now existing or hereafter given to secure the payment of the secured indebtedness, in whole or in part, and in such portions and in such order as may seem best to Agent in its sole and uncontrolled discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this Mortgage.
     Section 4.11. Mortgagor’s Waiver of Certain Rights. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and Mortgagor, for Mortgagor, Mortgagor’s representatives, successors and assigns, and for any and all persons ever claiming any interest in the Property, to the extent permitted by applicable law, hereby waives and releases all rights of appraisement, valuation, stay of execution, redemption (including rights of redemption under any applicable statute or laws), notice of intention to mature or declare due the whole of the secured indebtedness, notice of election to mature or declare due the whole of the secured indebtedness and all rights to a marshaling of assets of Mortgagor, including the Property, or to a sale in inverse order of alienation in the event of foreclosure of the liens and/or security interests hereby created. Mortgagor shall not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, or other matters whatever to defeat, reduce or affect the right under the terms of this Mortgage to a sale of the Property for the collection of the secured indebtedness without any prior or different resort for collection, or the right under the terms of this Mortgage to the payment of the secured indebtedness out of the proceeds of sale of the Property in preference to every other claimant whatever. If any law referred to in this section and now in force, of which Mortgagor or Mortgagor’s representatives, successors or assigns or any other persons claiming any interest in the Mortgaged Properties or the Collateral might take advantage despite this section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this section.
     Section 4.12. Mortgagor as Tenant Post-Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s representatives, successors or assigns or any other persons claiming any interest in the Property by, through or under Mortgagor are occupying or using the Property, or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. To the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible entry and detainer) in any court having jurisdiction.
     Section 4.15. Waiver of Oklahoma Appraisement. As to Property situated in or otherwise subject to the laws of the State of Oklahoma, appraisement of the Property is hereby waived (or not) at the option of Agent, such option to be exercised at the time judgment is rendered in any foreclosure hereof or at any time prior thereto.
     Section 4.16. Limitations under Applicable Law. The terms of this Article IV and Lender’s and/or Agent’s exercise of the terms thereof are and shall be limited by applicable law.

ARTICLE V.
MISCELLANEOUS
     Section 5.1. Scope of Mortgage. This Mortgage is a mortgage of both real/immovable and personal/movable property, a security agreement, a financing statement and an assignment, and also covers proceeds and fixtures and all rights as set out herein.
     Section 5.2. Effective as a Financing Statement. This Mortgage covers goods which are or are to become fixtures related to the real/immovable property described herein, and this Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Property. This Mortgage is to be filed for record in the real/immovable property records of each county where any part of the Mortgaged Properties is situated, the Oklahoma Secretary of State pursuant to Okla. Stat. tit. 46, § 17, and may also be filed in the offices of the Bureau of Land Management, the General Land Office, or the Minerals Management Service or any relevant federal or state agency (or any successor agencies). This Mortgage shall also be effective as a financing statement covering any other Property and may be filed in any other appropriate filing or recording office, as well as in the appropriate office(s) of any jurisdiction in order to perfect the security interests in the Property. The mailing address of Mortgagor is the address of Mortgagor set forth at the end of this Mortgage and the address of Agent from which information concerning the security interests hereunder may be obtained is the address of Agent set forth at the end of this Mortgage. Nothing contained in this paragraph shall be construed to limit the scope of this Mortgage nor its effectiveness as a financing statement covering any type of Property. This Mortgage is to be filed with the office of the Secretary of State of the State of Oklahoma pursuant to Okla. Stat. tit 46 § 17; however, Mortgagor disclaims status as a “public service corporation” as defined in Article IX, Section 34 of the Oklahoma Constitution.
     Section 5.3. Reproduction of Mortgage as Financing Statement. A carbon, photographic, facsimile or other reproduction of this Mortgage or of any financing statement relating to this Mortgage shall be sufficient as a financing statement for any purpose. Without limiting any other provision herein, Mortgagor hereby authorizes Agent to file, in any filing or recording office, one or more financing statements and any renewal or continuation statements thereof, describing the Property, including, without limitation, a financing statement covering “all assets of Mortgagor and all proceeds therefrom.”
     Section 5.4. Notice to Account Debtors. In addition to, but without limitation of, the rights granted in Article III hereof, Agent may, at any time after a default has occurred that is continuing, notify the account debtors or obligors of any accounts, chattel paper, negotiable instruments or other evidences of indebtedness included in the Collateral to pay Agent directly.
     Section 5.5. Waivers. Agent may at any time and from time to time in writing waive compliance by Mortgagor with any covenant herein made by Mortgagor to the extent and in the manner specified in such writing, or consent to Mortgagor’s doing any act which hereunder Mortgagor is prohibited from doing, or to Mortgagor’s failing to do any act which hereunder Mortgagor is required to do, to the extent and in the manner specified in such writing, or release any part of the Property or any interest therein from the lien and security interest of this Mortgage (and/or terminate the assignment provided for in Article III). Any party liable, either directly or indirectly, for the secured indebtedness or for any covenant herein or in any other

Loan Document may be released from all or any part of such obligations without impairing or releasing the liability of any other party. No such act shall in any way impair any rights or powers hereunder except to the extent specifically agreed to in such writing.
     Section 5.6. No Impairment of Security. To the extent permitted by applicable law, the lien, security interest and other security rights hereunder shall not be impaired by any indulgence, moratorium or release which may be granted including, but not limited to, any renewal, extension or modification which may be granted with respect to any secured indebtedness, or any surrender, compromise, release, renewal, extension, exchange or substitution which may be granted in respect of the Property, or any part thereof or any interest therein, or any release or indulgence granted to any endorser, guarantor or surety of any secured indebtedness.
     Section 5.7. Acts Not Constituting Waiver. Any default may be waived without waiving any other prior or subsequent default. Any default may be remedied without waiving the default remedied. Neither failure to exercise, nor delay in exercising, any right, power or remedy upon any default shall be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise of any right, power or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy hereunder may be exercised at any time and from time to time. No modification or waiver of any provision hereof nor consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified. No notice to nor demand on Mortgagor in any case shall of itself entitle Mortgagor to any other or further notice or demand in similar or other circumstances. Acceptance of any payment in an amount less than the amount then due on any secured indebtedness shall be deemed an acceptance on account only and shall not in any way excuse the existence of a default hereunder.
     Section 5.8. Mortgagor’s Successors. In the event the ownership of the Property or any part thereof becomes vested in a person other than Mortgagor, then, without notice to Mortgagor, such successor or successors in interest may be dealt with, with reference to this Mortgage and to the indebtedness secured hereby, in the same manner as with Mortgagor, without in any way vitiating or discharging Mortgagor’s liability hereunder or for the payment of the indebtedness or performance of the obligations secured hereby. No transfer of the Property, no forbearance, and no extension of the time for the payment of the indebtedness secured hereby, shall operate to release, discharge, modify, change or affect, in whole or in part, the liability of Mortgagor hereunder or for the payment of the indebtedness or performance of the obligations secured hereby, or the liability of any other person hereunder or for the payment of the indebtedness secured hereby.
     Section 5.9. Place of Payment. All secured indebtedness which may be owing hereunder at any time by Mortgagor shall be payable at the places designated in the Credit Agreement (or if no such designation is made, at the address of Agent indicated at the end of this Mortgage), or at such other place as Agent may designate in writing.

     Section 5.10. Subrogation to Existing Liens. To the extent that proceeds of the Borrowings (as defined in the Credit Agreement) are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Property, such proceeds have been advanced at Mortgagor’s request, and the party or parties advancing the same shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of the payment of such indebtedness, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.
     Section 5.11. Application of Payments to Certain Indebtedness. If any part of the secured indebtedness cannot be lawfully secured by this Mortgage or if any part of the Property cannot be lawfully subject to the lien and security interest hereof to the full extent of such indebtedness, then all payments made shall be applied on said indebtedness first in discharge of that portion thereof which is not secured by this Mortgage.
     Section 5.12. Compliance With Usury Laws. It is the intent of Mortgagor, Agent and each Lender and all other parties to the Loan Documents to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, it is stipulated and agreed that none of the terms and provisions contained herein or in the other Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be collected, charged, taken, reserved or received by applicable law from time to time in effect.
     Section 5.13. Release of Mortgage. If all of the secured indebtedness be paid, and no further obligation shall exist to provide credit or advance funds to Mortgagor or the maker of any promissory note (or other obligor with respect to other indebtedness) secured hereby, then, at Mortgagor’s request this Mortgage shall be released, in due form and, if permitted under applicable law, at Mortgagor’s cost; provided, however, that, notwithstanding such release, certain indemnifications, and other rights, which are provided herein or in the Credit Agreement to continue following the release hereof shall continue in effect unaffected by such release but shall not survive as indebtedness secured hereby; and provided further that if any payment to any Lender is held to constitute a preference or a voidable transfer under applicable state or federal laws or if for any other reason any Lender is required to refund such payment to the payor thereof or pay the amount thereof to any third party, this Mortgage, if not previously transferred by Agent, shall be reinstated to the extent of such payment or payments.
     Section 5.14. Notices. All notices, requests, consents, demands and other communications required or permitted hereunder or under any other Loan Document shall be in writing and shall be given in accordance with the notice provisions in the Credit Agreement. Notwithstanding the foregoing, or anything else in the Loan Documents which may appear to the contrary, any notice given in connection with a foreclosure of the liens and/or security interests created hereunder, or otherwise in connection with the exercise by Agent or any Lender of their respective rights hereunder or under any other Loan Document, which is given in a manner permitted by applicable law shall constitute proper notice; without limitation of the foregoing, notice given in a form required or permitted by statute shall (as to the portion of the Property to which such statute is applicable) constitute proper notice.
     Section 5.15. Invalidity of Certain Provisions. A determination that any provision of this Mortgage is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Mortgage to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.
     Section 5.16. Gender; Titles. Within this Mortgage, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. Titles appearing at the beginning of any subdivisions hereof are for convenience only, do not constitute any part of such subdivisions, and shall be disregarded in construing the language contained in such subdivisions.
     Section 5.17. Recording. Mortgagor will cause this Mortgage and all amendments and supplements thereto and substitutions therefor and all financing statements and continuation statements relating thereto to be recorded, filed, re-recorded and refiled in such manner and in such places as Agent shall reasonably request and will pay all applicable recording, filing, re-recording and refiling taxes, fees and other charges.
     Section 5.18. Reporting Compliance. Mortgagor agrees to comply with any and all reporting requirements applicable to the transaction pursuant to the Credit Agreement and secured by this Mortgage that are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, and further agrees upon request of Agent to furnish Agent with evidence of such compliance.
     Section 5.19. Certain Consents. Except where otherwise expressly provided herein, in any instance hereunder where the approval, consent or the exercise of judgment of Agent or any Lender is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of such party, and such party shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment in any particular manner, regardless of the reasonableness of either the request or the judgment of such party.
     Section 5.20. Certain Obligations of Mortgagor. Without limiting Mortgagor’s obligations hereunder, Mortgagor’s liability hereunder and the indebtedness secured hereby shall extend to and include all post petition interest, expenses, and other duties and liabilities with respect to Mortgagor’s obligations hereunder which would be owed but for the fact that the same may be unenforceable due to the existence of a bankruptcy, reorganization or similar proceeding.
     Section 5.21. Authority of Agent. The Lenders may, by agreement among them, provide for and regulate the exercise of rights and remedies hereunder, but, unless and until modified to the contrary in writing signed by all such persons and recorded in the same counties as this Mortgage is recorded, (i) all persons other than Mortgagor and its affiliates shall be entitled to rely on the releases, waivers, consents, approvals, notifications and other acts (including, without limitation, the bidding in of all or any part of the secured indebtedness held by any one or more Lenders, whether the same be conducted under the provisions hereof or otherwise) of Agent, without inquiry into any such agreements or the existence of required consent or approval of any Lenders and without the joinder of any party other than Agent in such releases, waivers, consents, approvals, notifications or other acts and (ii) all notices, requests, consents, demands and other communications required or permitted to be given hereunder may be given to Agent.
     Section 5.22. Counterparts. This Mortgage may be executed in several counterparts, all of which are identical, except that (a) to facilitate recordation, certain counterparts hereof may include only those portions of Exhibits A, B and C which contain descriptions of the properties located in (or otherwise subject to the recording or filing requirements and/or protections of the recording or filing acts or regulations of) the recording jurisdiction in which the particular counterpart is to be recorded, and other portions of Exhibits A, B and C shall be included in such counterparts by reference only, and (b) the execution of this Mortgage by Mortgagor may not be witnessed on those counterparts hereof containing descriptions of Mortgaged Properties located in states where witnesses are not required and/or encouraged by applicable law. All of such counterparts together shall constitute one and the same instrument. Complete counterpart originals of this Mortgage containing the entire Exhibits A, B and C have been retained by Mortgagor and Agent.
     Section 5.23. No Merger. If both the lessor’s and lessee’s estates under any lease or any portion thereof that constitutes a part of the Mortgaged Properties at any time become vested in one owner, this Mortgage and the lien created hereby shall not be destroyed or terminated by application of the doctrine of merger and, in such event, Agent on behalf of the Lenders shall continue to have and enjoy all the rights and privileges of a mortgagee as to the separate estates. In addition, upon the foreclosure of the lien created by this Mortgage on the Mortgaged Properties pursuant to the provisions hereof, any leases or subleases then existing and created by Mortgagor shall not be destroyed or terminated by application of the law of merger or as a matter of law or otherwise as a result of such foreclosure unless Mortgagee or any purchaser at any such foreclosure sale shall so elect. No act by or on behalf of Agent or any such purchaser shall constitute a termination of any lease or sublease unless Agent or such purchaser shall give written notice thereof to such tenant or subtenant.
     Section 5.24. Successors and Assigns. The terms, provisions, covenants, representations, indemnifications and conditions hereof shall be binding upon Mortgagor, and the successors and assigns of Mortgagor, and shall inure to the benefit of Agent and each Lender and their respective successors and assigns, and shall constitute covenants running with the Mortgaged Properties. Should the agency under which Agent serves be terminated, or otherwise cease to exist, the Lenders (including the respective successor and assigns of each Lender) shall be deemed to be the successors to Agent. All references in this Mortgage to Borrower, Mortgagor, Agent or Lenders shall be deemed to include all such successors and assigns.
     Section 5.25. FINAL AGREEMENT OF THE PARTIES. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE

PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 5.26. CHOICE OF LAW. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS MORTGAGE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE PROPERTY IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE PROPERTY) NECESSARILY OR APPROPRIATELY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS, SECURITY INTERESTS AND OTHER RIGHTS AND REMEDIES OF THE AGENT OR THE LENDERS GRANTED HEREIN, THE LAW OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE PROPERTY LOCATED IN (OR WHICH IS OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.
     Section 5.27. Reliance. Notwithstanding any reference to the Credit Agreement or any other instrument, all persons shall be fully authorized to rely upon certificates of the Agent as to the occurrence or non-occurrence of any event or the existence or non-existence of any fact under the Credit Agreement or any other instrument including but not limited to the occurrence of any default, and no person shall have any obligation to determine the correctness of any matter stated in any such certificate.
     Section 5.28. Agent and Lenders. On the date hereof, Royal Bank of Canada is the “Administrative Agent” and “Collateral Agent” under the Credit Agreement and also one of the Lenders thereunder. It is hereby contemplated that additional persons shall or may hereafter become Lenders under the Credit Agreement, and in such event: (a) all references herein to Lender or Lenders shall refer to any person included within the definition of Lenders, as used in the Credit Agreement, and (b) all references herein to Agent shall refer to Royal Bank of Canada in its capacity as Administrative Agent and Collateral Agent under the Credit Agreement, together with its successors in such capacity, and Royal Bank of Canada, in its capacity as Administrative Agent and Collateral Agent, shall have all authority, without the need to secure the consent or joinder of any Lenders under the Credit Agreement, to perform any acts and/or enforce any remedies afforded Agent hereunder, including without limitation any remedies afforded Agent under Article IV hereof, and to receive any notices or payments (including without limitation payment of amounts pursuant to Article III hereof), on behalf of the Lenders under the Credit Agreement, and (c) any rights, titles, liens and security interests in or relating to the Property shall be automatically held, upon and subject to the terms of the Credit Agreement, by Royal Bank of Canada, as Agent, for the benefit of all Lenders under the Credit Agreement, and any rights and remedies afforded Agent hereunder (including without limitation any of same relating to indemnities) shall be automatically held and exercised, upon and subject to the terms of the Credit Agreement, by Royal Bank of Canada as Administrative Agent and Collateral Agent for all Lenders under the Credit Agreement.

     Section 5.29. Time is of the essence. Time is of the essence
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     IN WITNESS WHEREOF, Mortgagor, acting by and through its duly authorized officer, has executed this Mortgage on the date of its acknowledgment.

MORTGAGOR:

BLUESTEM PIPELINE, LLC, a Delaware limited liability company,

By:	Quest Midstream Partners, L.P., a Delaware limited partnership, its Sole Member

	By:	Quest Midstream GP, LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

The address of Mortgagor is:	The address of Agent is:

Bluestem Pipeline, LLC	Royal Bank of Canada
c/o Quest Resource Corporation	Royal Bank Plaza
9520 N. May Avenue, Suite 300	200 Bay Street
Oklahoma City, OK 73120	12th Floor, South Tower
Attention: Jerry D. Cash	Toronto, Ontario M5J 2W7
Attention: Manager Agency

This instrument prepared by:
Robert C. Shearer
Thompson & Knight L.L.P.
333 Clay Street, Suite 3300
Houston, Texas 77002
Signature Page
Oklahoma Mortgage

ACKNOWLEDGMENT

STATE OF OKLAHOMA	§ §
COUNTY OF OKLAHOMA	§
     BE IT REMEMBERED THAT I, the undersigned authority, a notary public duly qualified, commissioned, sworn and acting in and for the county and state aforesaid, and being authorized in such county and state to take acknowledgments, hereby certify that, on this ___ day of January, 2007 there personally appeared before me and known to me (or satisfactorily proven) to be the person described in the foregoing instrument: Jerry D. Cash, as Chief Executive Officer of Quest Midstream GP, LLC, a Delaware limited liability company, the general partner of Quest Midstream Partners, L.P., a Delaware limited partnership, the Sole Member of Bluestem Pipeline, LLC, a Delaware limited liability company, known to me to be such person, such limited liability company being a party to the foregoing instrument.

OKLAHOMA	The foregoing instrument was acknowledged before me on this day by Jerry D. Cash, Chief Executive Officer of Quest Midstream GP, LLC, a Delaware limited liability company, the general partner of Quest Midstream Partners, L.P., a Delaware limited partnership, the Sole Member of Bluestem Pipeline, LLC, a Delaware limited liability company on behalf of said limited liability company.
     IN TESTIMONY AND WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of Oklahoma City, Oklahoma County, Oklahoma, on the day and year first above written.

/s/ Nancy Daniel
NOTARY PUBLIC, State of Oklahoma
My commission expires: 10-2-09

[SEAL]
Acknowledgment Page
Oklahoma Mortgage

LIST OF EXHIBITS

Exhibit A	Fee Lands
Exhibit B	Servitudes
Exhibit C	Facilities and Pipelines Systems